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                                                                    Exhibit 99.3

                     AMENDMENT TO MULTI-COLOR CORPORATION
                 1998 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN


  This Amendment to Multi-Color Corporation's 1998 Non-Employee Director Stock Option Plan ("Amendment") is entered into and effective as of August 16, 2001.

  Recitals:

  A. Multi-Color Corporation, an Ohio corporation (the "Company"), has adopted, and the stockholders of the Company have approved the 1998 Non-Employee Director Stock Option Plan (the "Plan").

  B. The Company desires to increase the number of shares of Common Stock reserved for issuance under the Plan.

  C. Unless otherwise defined in this Amendment, all capitalized terms shall have the meaning set forth in the Plan.

  Agreement:

  Now, Therefore, the Plan is amended as follows:

  1. Amendment to Section 3 of the Plan -- Stock. The first sentence of Section 3 is amended to read as follows: "There will be reserved for use, upon the exercise of Options to be granted from time to time under the Plan, an aggregate of 190,000 Shares, which Shares may be, in whole or in part, as the Board may determine, authorized but unissued Shares or issued Shares which shall have been reacquired by the Company."

  2. Ratification of the Plan. Except as herein amended, the Plan is hereby ratified and confirmed in its entirety.

  In WITNESS WHEREOF, this Amendment has been adopted by the Company as of August 16, 2001.
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                                       Multi-Color Corporation

                                       By:  /s/ Dawn H. Bertsche
                                           -------------------------------------
                                       Name:  Dawn H. Bertsche
                                       Title: Vice President-Finance,
                                              Chief Financial Officer, Secretary